Exhibit 10.1

Employment Offer Letter

May 13, 2014

Gerard Michel

Dear Gerard,

It is with great pleasure that I extend an offer for you to join Aastrom Biosciences, Inc. (the “Company”).  Employment with the Company is contingent upon compliance with necessary Immigration Laws, satisfaction of any routine pre-employment contingencies and execution of a Confidentiality, Nondisclosure and Assignment Agreement.

Based on our agreement, your title will be Chief Financial Officer and Vice President, Corporate Development and you will report directly to me.  Your employment will commence on June 2, 2014.  Your compensation will consist of the following:

1)                                                   Annual Base Salary — $350,000 paid semi-monthly ($14,583.33 semi-monthly rate).

2)                                         Annual Target Bonus — you will be eligible to receive a discretionary cash bonus of up to 40% of your base salary based on performance and the achievement of certain corporate and personal goals.

3)                                         Options — you will be eligible to receive an option to purchase 45,000 shares of the Company’s common stock based on the terms of the Company’s 2009 Omnibus Incentive Plan and contingent upon approval by the Board of Directors of the Company.

4)                                         Benefits — you will be eligible to participate in the Company’s benefit programs including Medical/Dental/Vision insurance, Life & Disability insurance and 401(k) savings plan, subject to the terms and conditions of those plans, as amended from time to time

5)                                         Paid Time Off (PTO) — you will be eligible to accrue Paid Time Off at the rate of 16.67 hours per month (25 days per year).

6)                                     Commuting to Boston; Relocation — For up to the first fifteen (15) months of your employment, Aastrom will reimburse you for reasonable travel and lodging expenses in accordance with our regular company policy; provided, however, that the total sum of such reimbursements shall not exceed $30,000 of actual expenses. Upon your relocation to Boston during this period, you will be eligible for reimbursement of relocation expenses in accordance with Aastrom policy.

This letter summarizes the key points regarding the terms of your employment with the Company.  I speak for all of us at Aastrom when I say that we look forward to you joining our team.  Please do not hesitate to contact me if I can answer any questions.

Regards,	Accepted and Agreed,

/s/ Gerard Michel
Gerard Michel

/s/ Dominick Colangelo
Dominick Colangelo	May 18, 2014
President and CEO	Date